Exhibit 99.2

FOR RELEASE ON MONDAY, JANUARY 13, 2014, AT 8:00 A.M. ET

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Infinity Provides Key 2014 Goals and Financial Guidance

– Three New Clinical Studies of IPI-145 in Hematologic Malignancies Expected to Begin in 2014 –

– Topline Data from Phase 2 Study of IPI-145 in Rheumatoid Arthritis Expected In 2014 –

– Company to Present at JPMorgan Annual Healthcare Conference at 10:00 a.m. PT –

CAMBRIDGE, Mass. – January 13, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its anticipated pipeline goals and provided financial guidance for 2014. During the year, Infinity expects to initiate at least three clinical studies of IPI-145, its oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with potentially fatal blood cancers, including DYNAMO+R, a Phase 3, randomized, placebo-controlled study of IPI-145 in combination with rituximab in patients with relapsed or refractory indolent non-Hodgkin lymphoma (iNHL). In addition, in 2014 Infinity plans to initiate a Phase 2 study of IPI-145 in treatment-naïve patients with iNHL and at least one additional clinical study of IPI-145 in patients with blood cancer.

“In 2014, Infinity plans to expand the DUETTSTM program, our worldwide clinical investigation of IPI-145 in patients with blood cancer. The data reported to date reinforce our belief that IPI-145 has the potential to become the best-in-class PI3K inhibitor in multiple indications,” stated Adelene Q. Perkins, Infinity’s president and chief executive officer. “We have worldwide commercial rights to IPI-145 and cash runway into 2015, which we believe places us in a strong position to independently advance our program while we consider potential partnerships to complement our capabilities.”

As part of its DUETTSTM program, Infinity is currently enrolling patients in DYNAMOTM, a Phase 2 open-label study of IPI-145 in approximately 120 patients with refractory iNHL, and DUOTM, a Phase 3 randomized study of IPI-145 compared to ofatumumab in approximately 300 patients with relapsed/refractory chronic lymphocytic leukemia (CLL).

“Infinity believes IPI-145 has the potential to become the best oral therapy for the treatment of indolent non-Hodgkin lymphoma. DYNAMO, our ongoing Phase 2 monotherapy study, and DYNAMO+R, our planned Phase 3 combination study, form the foundation of our registration strategy in indolent non-Hodgkin lymphoma,” said Julian Adams, Ph.D., president of R&D at Infinity. “In addition, Infinity plans to expand the development program into earlier lines of therapy and expects to initiate a Phase 2 study in treatment-naïve patients with indolent non-Hodgkin lymphoma this year.”

Infinity is also evaluating the therapeutic potential of IPI-145 in rheumatoid arthritis (RA) and asthma and announced today that it expects to report topline data from ASPIRA, its Phase 2, double-blind, placebo-controlled study in patients with moderate-to-severe RA, in 2014. The company also announced today that it anticipates reporting topline data from its Phase 2a exploratory, randomized, double-blind, placebo-controlled study of IPI-145 in patients with mild, allergic asthma during 2014 following the completion of an additional cohort of patients. The data from these two studies will guide the next steps for the development of IPI-443, Infinity’s second, oral PI3K-delta,gamma inhibitor. The nonclinical studies of IPI-443 required for Phase 1 development have been completed.

2014 Program Goals

Infinity anticipates achieving the following development milestones in 2014:

IPI-145 in Hematologic Malignancies

•	Initiate DYNAMO+R, a Phase 3 study in combination with rituximab in patients with relapsed/refractory iNHL

•	Initiate a Phase 2 study in treatment-naïve patients with iNHL

•	Initiate at least one additional clinical trial

IPI-145 in Inflammation

•	Report topline data from ASPIRA, a Phase 2 study of IPI-145 in patients with moderate-to-severe RA

•	Report topline data from the Phase 2a study of IPI-145 in patients with mild, allergic asthma

PI3K Pipeline Expansion

•	Announce development strategy for IPI-443

2014 Financial Guidance

Infinity entered 2014 with approximately $214 million in cash and investments (unaudited). Infinity plans to announce fourth quarter and full-year 2013 financial results in late February. The company is providing the following guidance today with respect to its 2014 financial outlook:

•	Operating Expenses: Infinity expects operating expenses for 2014 to range from $170 million to $180 million.

•	Net Loss: Infinity expects net loss for 2014 to range from $170 million to $180 million.

•	Cash and Investments: Infinity expects to end 2014 with a year-end cash and investments balance ranging from $40 million to $50 million. Based on its current operating plan and exclusive of any business development activities, Infinity’s financial foundation is expected to provide a cash runway into 2015.

Infinity to Present at J.P. Morgan 32nd Annual Healthcare Conference

Infinity will present at the J.P. Morgan 32nd Annual Healthcare Conference in San Francisco on Monday, January 13, 2013, at 10:00 a.m. PT (1:00 p.m. ET). A live webcast of Infinity’s presentation will be accessible on the “investors/media” section of the company’s website, www.infi.com. The presentation will be archived for 30 days following the event.

About Infinity’s PI3K Program

Infinity is developing IPI-145, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies as well as inflammatory diseases.

Infinity has launched DUETTSTM, a worldwide investigation of IPI-145 in blood cancers. As part of the DUETTS program, Infinity is currently enrolling patients in DYNAMOTM, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUOTM, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (NCT02004522).

An investigator-sponsored Phase 1b, open-label study of IPI-145 in patients with B-cell NHL, CLL and T-cell lymphoma in combination with rituximab (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituximab and bendamustine is also open for enrollment (NCT01871675).

Within inflammatory diseases, Infinity is conducting ASPIRA, a Phase 2 study of IPI-145 in patients with moderate-to-severe rheumatoid arthritis (RA) (NCT01851707) as well as a Phase 2a exploratory study of IPI-145 in patients with mild, allergic asthma (NCT01653756).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: its program goals for 2014, including the timing and type of data and updates from, as well as progress in, clinical trials of its PI3K program and its plans to initiate additional clinical trials in its PI3K program; its ability to execute on its plans and strategies; the therapeutic potential of IPI-145 and PI3K inhibition; and the company’s financial guidance for 2014. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; general economic and market conditions; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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